UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DKG Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Mina Mar Corporation (d/b/a Mina Mar Group)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

1.

On April 16, 2019, the Company executed a binding control block change agreement with Mina Mar Group for $80,000 in exchange for 12 million shares the control block. Upon further due diligence it was discovered that the actual shares owned and in control of the Seller majority shareholder Teshib Casmir was actually 10,965,429 held in one certificate CERT 8209 08/04/2017 10,965,429 shares, N/A Restricted common shares, The control block. A continuance and amendment was agreed upon to assess DKGH total liabilities and find a resolution with its creditors, and the reduction of agreed shares.

2.	On May 14, 2020, the Company executed a subsequent 2nd LOI as a continuance and share purchase agreement for $35,000. This reduction in the purchase price stems from additional liabilities and exposure the new control block purchaser was to assume and settle with creditors. Shortly before the closing date Mr Tesheb Casmir claimed that he lost the physical certificate.

3.	The requisition date was set to May 21, 2020 Both parties agreed to a book entry close with the issuers transfer agent and to commence the issuance of a insurance bond or other relief to have the physical certificate re issued.

4.	The transaction closing date is May 24, 2020

5.	Between May 24, 2020 until May 28, 2020, DKGH management and Tashib Casmir made claims that they had internal computer printer issues and that the final documents would be filed and sent over shortly.

6.	On May 28, 2020, Tashib Casmir advised the incoming management that he does not wish to proceed with the transaction and intends to enter into another separate agreement with an unrelated party. This notwithstanding that the requisition period came and passed came and passed. The interim management is now taking the steps to gain possession of the company through administrative and or legal means. The purchase price will be released to the beneficiary Tashib Casmir upon re issuance of the aforementioned 10,965,429 shares..

7.

Mina Mar Group and the incoming management are relying upon sections of the LOI and share purchase agreement namely sections 8.4 8.5 and 8.6 namely that the LOI has transformed into a firm and binding agreement. Moreover Section 2.1 of the agreement part (b) BUYER is purchasing DKGH in a condition AS IS WHERE IS, with no condition precedence nor any events needing to take place

8.4 Closing Date The closing date shall be set as May 24 2020

8.5 Requisition Date The requisition date for production of documents shall not exceed 7 days prior to closing. 7 days prior to closing all documents requested shall be deemed to have been delivered and satisfied.

8.6 Extension The Buyer and/or Selling Parties may opt to request one further extension Closing Date provided that such date does not exceed 7 business days from the original set closing date or the automatic extension Closing Date. No further extensions are permitted, and the transaction shall be deemed closed.

8.

The aforementioned CERT 8209 08/04/2017 10,965,429 shares, N/A Restricted common shares, The control block. Section 2.1 of the agreement part (b) BUYER is purchasing DKGH in a condition AS IS WHERE IS, with no conditions or events needing to take place

The new interim management of the issuer Miro Zecevic has advised the issuers transfer agent

Issuer Direct Corporation

Transfer Agent

500 Perimeter Park Drive Suite D

Suite D

Morrisville, NC 27560

919-481-4000

the new management opposes any new unauthorized stock issuances, including any new officers and director appointments without its consent, until the courts of competent jurisdiction may rule on this matter including other regulators having jurisdiction in this matter.

APPENDIX A

Letter of Intent Share Purchase Agreement

DKG Capital Inc.

A Nevada Company quoted and trading on OTC Markets Symbol (DKGH)

https://www.otcmarkets.com/stock/DKGH/profile

Of the First Part:	EMRY CAPITAL GROUP
111 Mooring Dr., Lantana, 33462 Florida

(Hereinafter referred to as"Buyer" of the Common Shares owned by DKGH

OFFER TO PURCHASE/ LETTER OF INTENT

Of the Second Part:	Tesheb Casimir, CEO of DKGH
Incorporated under the laws of the State of Nevada, USA
(Hereinafter referred to hereafter as "SELLER" seller of the Common Shares)

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RECITALS

WHEREAS, SELLER is in a position of control through ownership of 12,000,000 Common Shares of DKG Capital Inc., a Nevada corporation, trading on the OTC Markets under the ticker symbol "DKGH", (Hereinafter referred to as "DKGH");

AND WHEREAS, SELLER desires to sell a control position in DKGH;

AND WHEREAS, SELLER desires to provide additional assistance in providing corporate records and other assistance regarding corporate governance and history of the aforementioned company

AND WHEREAS, Buyer also wishes to acquire SELLER's controlling block of Common Shares in DKGH;

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiencyof which are acknowledged by the Parties), and in reliance upon the representations and warranties contained in this Letter of Intent, the Parties hereto agree as follows:

1. RECITALS; TRUE AND CORRECT

1.0       Recitals: The above stated recitals are true and correct and are incorporated into this Letter of Intent.

2. SALE AND PURCHASE OF ASSETS

2.1 SELLER agrees to sell 12 million common shares of DKGH to Buyer under the terms and conditions of a Purchase Agreement to be determined acceptable by the Parties, and as contemplated below;

a)	SELLER will sell 12 million common shares on closing as directed by buyer,
b)	BUYER is purchasing DKGH in a condition AS IS WHERE IS,
c)	Selling Parties will provide the minute books, which it warrants contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation, as well as the Company's At1icles of Incorporation and Corporate Bylaws. If the Minute Book is delinquent in terms of documentation, the Seller agrees to cooperate and furnish such information as may be required to bring the Minute Book up to date. If this requires significant effort on the Seller' s behalf, the Seller shall be entitled to reasonable compensation including any hard costs to outside parties.

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d)	Selling Parties will deliver a copy of the directors' and shareholders' resolutions approving and authorizing the execution and delivery of the Agreement contemplated herein.
e)	Selling Parties will provide resignations for all current officers and directors, and shall arrange to appoint such officers and directors as designated by the Buyer.
f)	Selling Parties agree to provide assistance in delivering any additional corporate records, financial information, information regarding corporate acquisitions and divestitures, rescission agreements and other information related to DKGH that is in the possession of, or available to Selling Parties.
g)	Selling Parties will deliver such other documents, at the Closing or subsequently, as may be reasonably requested by DKGH as necessary for the implementation and consummation of the Agreement contemplated herein and the transactions contemplated hereby.

2.3     Selling Parties agree to deliver 12 million shares of common stock of DKGH to buyer or its designates.

2.4     Selling Parties agree to provide assistance in delivering corporate records, financial information, information regarding corporate acquisitions and divestitures, rescission agreements and other information related to DKGH that is in the possession of, or available to Seller.

3. CONSIDERATION AND BUYER UNDERTAKINGS

3.1     Buyer undertakes to pay to Selling Parties total consideration of $35,000 as follows and in accordance with the Escrow Agreement:

Escrow agreement to follow will be sent separately by the escrow agent. Escrow can be held bv buyers agent of choice

a)	$35,000 deposit in escrow to be paid to SELLER the Common shareholder, on Closing

3.2     Buyer shall deliver the cash consideration referred to in Section 2.1 (a) to be deposited in escrow to the benefit of the Selling Parties immediately upon closing of the acquisition contemplated in Section 2.1 of this Letter of Intent.

3.3     Buyer shall cause to be delivered the consideration referred to in Sections 2.1 (b) and 2.1 (c) upon completion of all other undertakings of the Selling Parties.

3.4     Buyer undertakes to coordinate all necessary activities, documentation , filings and such other instruments as may be necessary to execute the acquisition of DKGH within 10 business days of firm LOI as contemplated herein.

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4. REPRESENTATIONS AND UNDERTAKINGS OF SELLER

4.1     Selling Parties represent and warrants to Buyer that;

(a)	Selling Parties have good and sufficient right and authority to enter into this Agreement and the Transactions contemplated therein and to carry out its intentions and obligations setout therein;
(b)	DKGH was and remains duly incorporated under laws of the jurisdiction of its incorporation and is, with respect to the filing of annual returns and the payment of fees required under the laws of the jurisdiction of its incorporation, in compliance with such laws, or to disclose to the Buyer such deficiencies as exist in such requirements;
(c)	Selling Parties have the capabilities to fully execute its obligations regarding DKGH as set out in the Agreement and has received the requisite majority approval of both its board of directors (the "Board") and of its shareholders (the "Shareholders") to enter into this Agreement.
(d)	SELLER represents that the Common shares / control block of DKGH company are free and clear of any loans liens or encumbrances
(e)	Selling Parties represents that DKGH has had continuous operations and is not designated as a shell status company.

5. Indemnification by Buyer

5.1       In consideration of this Agreement and the consideration to Buyer herein, Buyer covenants and agrees, for himself and for his agents, employees, legal representatives, heirs, executors or assigns (the "Buyer Covenanters"), to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against Seller or, as applicable, its members, employees, directors, agents, officers, directors, subsidiaries, successors, affiliates and assigns (collectively the "Seller Covenanters"), on account of any damages which may hereafter arise in relation to the Debentures refe1red to in Section 4.2 of this Letter of Intent.

6. Rescission Agreement

6.1     If, subsequent to the closing of this Agreement, any Party determines that there is a material defect existing at the time of closing which contravenes any rules, laws or regulations of any statutory, legal or regulatory body to which any Party reports, or materially impairs the ability of any Party to conduct business of DKGH in the normal course of affairs or become unable to execute its obligations under all legal, statutory or regulatory bodies to which it reports, the Parties shall take any and all actions necessary to cure the defect within 90 days of receipt of written notice that such a defect exists (the "cure period").

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6.2     If the "cure period" elapses and the responsible party has failed to cure the defect, the other Parties shall, at its sole discretion, have the right to demand that this Agreement be rescinded forthwith, and the offending Party shall be required to enter into a Rescission Agreement with the demanding Parties without delay.

7. GENERAL TERMS

7.1     Entire Agreement. This Letter of lntent (the "LOI) constitutes the entire agreement between the Parties in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other as expressly set forth or referred to herein.

7.2     Amendments. No alteration, amendment, modification or interpretation of this LOI or any provision of this LOI shall be valid and binding upon the Parties unless such alteration, amendment, modification or interpretation is in written form executed by both of the Parties hereto.

7.3     Execution. The Parties shall execute and deliver all such further documents and instruments and do all such acts and things as any Party may reasonably require in order to carry out the full intent and meaning of this LOI.

7.4     Invalidity. If any term or provision of this LOI is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such term or provision shall be deemed limited in scope and effect to the minimum extent necessary to make such term or provision legal, enforceable and valid, and in the event no such limiting construction may be made, the term or provision shall be stricken from this Agreement and such term or provision shall not affect the legality, enforceability or validity of the remainder of this LOI.

7.5     Indemnification by Seller. Selling Parties shall indemnify, defend and hold the Buyer, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Buyer set forth in this LOI or in any certificate delivered to Seller pursuant hereto; or (ii) the breach of any of the covenants of Buyer contained in or arising out of this LOI or the transactions contemplated hereby.

7.6     Indemnification by Seller. Selling Parties shall indemnify, defend and hold the Buyer, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description , (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Seller set forth in this LOI or in any certificate delivered to Buyer pursuant hereto; or (ii) the breach of any of the covenants of Seller contained in or arising out of this LOI or the transactions contemplated hereby.

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7.7     Headings. The headings in this LOI are solely for convenience ofreference and shall be given no effect in the meaning or interpretation of this LOI.

7.8     Notice. Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered to the Parties at their respective addresses below or to such other addresses as may be given in writing by the Parties in the manner provided for in this paragraph and shall be deemed to be delivered on the date of actual delivery.

Notice to Selling Parties:

Notice to Seller:

Tesheb Casimir, CEO/CFO of	Notice to Buyer:
DKG Capital Inc.
Miro Zecevic,
No. 17-2-2, Jalan 3-62D	President of Emry Capital
Medan Putra Business Centre	111 Moorings Dr.,
WP Kuala Lumpur	Lantana 33462, Florida
Malaysia
Tel 561 570 4301
www.dkgh.us	Cell 561 699 6363
(702) 560-4373	minamargroup@gmail.com
info@dkghub.com

7.9     Successors and Assigns. This LOI shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

7.10   Governing Jurisdiction. This LOI and all related Agreements, exhibits and attachments shall be subject to, governed by and construed in accordance with the laws of Province of Ontario, Canada. Jurisdiction and venue shall reside in the Province of Ontario.

7.11    Counterparts. This LOI may be executed and sent by fax and in counterparts, as is deemed necessary to carry out the execution of this LOI, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

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8. Logistics and Closing Of The Purchase

8.1     Inspection Upon satisfactory receipt of the payment of monies in escrow the Seller shall make all books and records available to the buyer for inspection at the Sellers business address during regular business hours. Monday to Friday 9am to 5Pm

8.2     Delivery of Books and Record's Should the Buyer chose to receive the books by FedEx type delivery instead of inspecting the books at the SELLER office the Buyer agrees to pay the delivery charge to the FedEx directly. On closing the Buyer shall have the right to claim 50% of the pre-paid costs from the escrow agreement. FedEx costs to be deducted by the escrow agent and credited to the buyer.

8.3     Termination Costs Should this agreement become null and void, the courier costs and all other expense' s incurred by the Selling Parties, shall be paid equally 50- 50% by both the Buyer and the Selling Parties. No monies to be released from escrow until the return of all corporate records is received by the Selling Parties.

8.4     Closing Date The closing date shall be set as May 24th 2020 (10 days from date of signing agreement)

8.5     Requisition Date The requisition date for production of documents shall not exceed 7 days prior to closing. 7 days prior to closing all documents requested shall be deemed to have been delivered and satisfied.

8.6     Automatic Extension The Buyer and/or Selling Parties are entitled to one extension Closing Date provided that such date does not exceed 7 business days from the original set Closing Date.

8.7     Extension The Buyer and/or Selling Parties may opt to request one further extension Closing Date provided that such date does not exceed 7 business days from the original set closing date or the automatic extension Closing Date. No further extensions are pe1mitted and the transaction shall be deemed closed.

THIS SECTION LEFT INTENTIONALLY BLANK

FOLLOWED BY SIGNATURE PAGE

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IN WITNESS WHEREOF, the Parties hereto have executed this LOI as of the 14 day of May 2020

FOR SELLING PARTIES:	FOR BUYER:

/s/ Tesheb Casimir	/s/ Miro Zecevic
Tesheb Casimir	Miro Zecevic
I certify that I have the authority to bind	I certify that I have the authority to bind
the corporation	the corporation

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